Exhibit 4.9

EXECUTION VERSION

AMENDED AND RESTATED SEASPAN INVESTMENT PLEDGE AND COLLATERAL AGENT AGREEMENT

This AMENDED AND RESTATED SEASPAN INVESTMENT PLEDGE AND COLLATERAL AGENT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), dated as of June 8, 2018 (amending and restating that certain Seaspan Investment Pledge Agreement, dated as of March 26, 2018 (the “Original Pledge Agreement”), made by and between Seaspan Investment I Ltd. (“Seaspan Investment”), as grantor, pledgor, assignor and debtor, in favor of The Bank of New York Mellon (“BNY Mellon”), as Trustee (as defined below) for the benefit of the Existing Holders (as defined below)), is made by and among Seaspan Investment, as grantor, pledgor, assignor and debtor (together with any successor, the “Grantor”), BNY Mellon, in its capacity as collateral agent (together with any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below), Seaspan Corporation, a corporation duly organized and existing under the laws of the Republic of the Marshall Islands (the “Issuer”) and each of the institutions acting as Representative (as defined below) hereunder by its execution of this Agreement or an Accession Agreement (as defined below).

WHEREAS, the Grantor and the Trustee previously entered into the Original Pledge Agreement pursuant to the Indenture, dated as of October 10, 2017 (the “Base Indenture”), by and between the Issuer and BNY Mellon, as trustee (the “Trustee”), as amended and supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), dated as of February 14, 2018, by and among the Issuer, certain subsidiary guarantors specified therein and the Trustee, as further amended and supplemented by a third supplemental indenture, dated as of February 22, 2018 (the “Third Supplemental Indenture”), by and among the Issuer, certain subsidiary guarantors specified therein and the Trustee, as further amended and supplemented by a fourth supplemental indenture, dated as of March 22, 2018 (the “Fourth Supplemental Indenture”), by and among the Issuer, certain subsidiary guarantors specified therein (including the Grantor) and the Trustee, as further amended and supplemented by a fifth supplemental indenture, dated as of March 26, 2018 (the “Fifth Supplemental Indenture”), by and among the Issuer, certain subsidiary guarantors specified therein (including the Grantor) and the Trustee, and as further amended and supplemented by a sixth supplemental indenture, dated as of March 26, 2018 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), by and among the Issuer, certain subsidiary guarantors specified therein (including the Grantor) (collectively, the “Guarantors”), and the Trustee; and

WHEREAS, the Grantor previously granted a lien on and security interest in the Collateral (as defined below) in favor of the Trustee for the ratable benefit of the Existing Secured Parties (as defined below) to secure the Existing Secured Obligations (as defined below);

WHEREAS, the Grantor has requested that Additional Secured Obligations be secured by the Collateral on a pari passu basis with the Existing Secured Obligations, and the Existing Holders have consented to the Additional Secured Obligations to be so secured in accordance with the terms hereof; and

WHEREAS, the Grantor has requested that the Collateral Agent succeed the Trustee under the Original Pledge Agreement, and the Collateral Agent, the Trustee and the Existing Holders have consented to the replacement of the Trustee with the Collateral Agent in accordance with the terms hereof.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor, the Collateral Agent and the Trustee hereby agree as follows:

Section 1.01 Definitions. The following terms shall have the following meanings:

“Accession Agreement” means an accession agreement, if any, to this Agreement, in substantially the form of Exhibit A hereto, entered into by the Grantor and the trustee, agent, or other representative for the holders of any Additional Secured Debt and acknowledged by the Collateral Agent from time to time pursuant to Section 1.15.

“Additional Holders” means the holders of Additional Secured Debt identified in an Accession Agreement.

“Additional Representative” means, with respect to any Additional Holders of any Additional Secured Debt, the agent, the trustee or other representative identified in an Accession Agreement relating to such Additional Secured Debt.

“Additional Secured Debt” means the Indebtedness identified in an Accession Agreement.

“Additional Secured Debt Documents” means any indenture, credit agreement, note(s), other instrument(s) and agreement(s) that evidence and/or govern any Additional Secured Debt.

“Additional Secured Obligations” means the obligations of the Issuer and any other obligor under the Additional Secured Debt Documents, including any guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Additional Secured Debt Documents and the performance of all other obligations to the Additional Holders thereof and the Additional Representative of such Additional Holders under the Additional Secured Debt Documents, according to the respective terms hereof and thereof.

“Additional Secured Parties” means, collectively, the Additional Holders and their respective Additional Representatives.

“Collateral” is defined in Section 1.02(a).

“Event of Default” means (i) an Event of Default under and as defined in the Indenture or (ii) an “event of default” under any Additional Secured Debt Document.

“Existing Holders” means the holders of the Existing Notes.

“Existing Notes” means the 5.50% Senior Notes due 2025, in an aggregate principal amount of $250,000,000, issued under the Second Supplemental Indenture by the Issuer.

“Existing Secured Debt Documents” means, collectively, the Indenture and the Existing Notes.

“Existing Secured Obligations” means the Indenture Obligations (as defined in the Second Supplemental Indenture).

“Existing Secured Parties” means, collectively, the Trustee and the Existing Holders.

“Holders” means, collectively, the Existing Holders and the Additional Holders.

“Instructing Group” is defined in Section 1.15(c).

“Officer’s Certificate” means a certificate signed by an Authorized Officer of the Issuer or the Grantor.

“Opinion of Counsel” means a written opinion addressed to the Collateral Agent from a nationally recognized legal counsel to the Issuer or Grantor.

“Representative” means with respect to (x) the Existing Holders, the Trustee and (y) any Additional Holders, the Additional Representative of such Additional Holders.

“Responsible Officer” means any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, or any trust officer or any other officer of the Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and, in each case, having direct responsibility for the administration of this Agreement.

“Secured Debt” means, collectively, the Existing Notes and any Additional Secured Debt.

“Secured Debt Documents” means, collectively, the Existing Secured Debt Documents and any Additional Secured Debt Documents.

“Secured Obligations” means, collectively, the Existing Secured Obligations and any Additional Secured Obligations.

“Secured Parties” means, collectively, the Collateral Agent, the Existing Secured Parties and any Additional Secured Parties.

“LLC Interests” means the limited liability company interests of Greater China Intermodal Investments LLC (“GCI”).

Any capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture (as in effect on the date hereof).

Section 1.02 Pledge.

(a) The Grantor hereby confirms that the pledge, assignment and grant that it previously made to the Trustee for the ratable benefit of each of the Existing Secured Parties pursuant to the Original Pledge Agreement continues to exist in favor of the Collateral Agent for the ratable benefit of the Secured Parties in order to secure the Secured Obligations pursuant to Section 1.12, and in furtherance thereof, hereby pledges, assigns and grants to the Collateral Agent for the ratable benefit of the Secured Parties a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”): (i) 100% of the LLC Interests directly held and owned by the Grantor, as the sole member of GCI; and (ii) to the extent not covered by clause (i) of this sentence, all proceeds and products of the foregoing, all books and records at any time evidencing or relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, the foregoing, and any and all proceeds of any indemnity, warranty or guaranty payable to the Grantor from time to time with respect to the foregoing.

(b) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to receive all distributions, fees, compensation and other monies constituting or payable with respect to the LLC Interests and the same and the proceeds thereof shall be applied in accordance with Section 1.03.

(c) Upon the occurrence and during the continuation of an Event of Default, following written notice by the Collateral Agent (acting at the written direction of the Instructing Group) to the Grantor: (i) all rights of the Grantor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain with respect to the LLC Interests shall cease and all such rights shall thereupon be vested in the Collateral Agent which shall then have the sole right to receive and hold such dividends, distributions and interest payments; and (ii) all dividends, distributions and interest payments which are received by the Grantor contrary to the provisions of the foregoing clause (i) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Grantor, and shall be forthwith paid over to the Collateral Agent in the exact form received, to be held by the Collateral Agent as further collateral security for the Secured Obligations.

(d) Upon the occurrence and during the continuance of an Event of Default, and following written notice by the Collateral Agent (acting at the written direction of the Instructing Group) to the Grantor, all rights of the Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise with respect to the LLC Interests shall cease and all such rights shall thereupon become vested in the Collateral Agent which shall then have the sole right to exercise such voting and other consensual rights. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not be deemed to assume any contractual obligation of the Grantor owing to any Person by reason of this Agreement or a foreclosure by the Collateral Agent on the LLC Interests, and such obligations shall remain the obligations of the Grantor.

(e) The Collateral Agent shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability imposed on the Grantor under or by reason of any organizational document of the Grantor or GCI. Each of the Issuer and the Grantor does hereby agree, on a joint and several basis, to indemnify the Collateral Agent and its agents, officers, directors and employees for, and hold each harmless against, any and all liability, loss, damage, tax, judgment, suit, penalty, cost, or expense (including, reasonable fees, costs and expenses of any counsel, experts and agents) incurred without gross negligence or willful misconduct on their part, arising out of or in connection with this Agreement or any obligation, duty or liability or any action, omission or claim materially relating thereto. As security for the performance of the obligations of the

Issuer and the Grantor under this Section 1.02(e) and Section 1.09(x), the Collateral Agent shall have a lien prior to any Secured Debt upon all property and funds held or collected by the Collateral Agent as such. The term “Collateral Agent” for purposes of this Section 1.02(e) and Section 1.09(x) shall include any predecessor Collateral Agent, but the gross negligence or willful misconduct of any Collateral Agent shall not affect the rights of any other Collateral Agent under this Section 1.02(e) or Section 1.09(x). The provisions of this Section 1.02(e) and Section 1.09 shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Collateral Agent.

Section 1.03 Application of Proceeds.

(a) The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies (collectively, the “Collateral Proceeds”) shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, as follows:

(i) first, to the payment of all fees, costs, reimbursements, indemnities, expenses and other amounts owing to, or incurred by, the Collateral Agent pursuant to this Agreement (including without limitation, Sections 1.02(e) and 1.09);

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Secured Obligations shall be paid to the Secured Parties as provided in Section 1.03(c) and (d) below, with each Secured Party receiving an amount equal to its outstanding Secured Obligations or, if the proceeds are insufficient to pay in full all such Secured Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), to the Grantor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction, the numerator of which is the then unpaid amount of such Secured Party’s Secured Obligations, and the denominator of which is the then outstanding amount of all Secured Obligations.

(c) All payments required to be made hereunder shall be made (x) if to the Existing Secured Parties, to the Trustee for the account of such Existing Secured Parties in accordance with the Indenture, and (y) if to any Additional Secured Parties to the Additional Representative for such Additional Secured Parties for the account of such Additional Secured Parties in accordance with the terms of the Additional Secured Debt Documents that govern or evidence the Additional Secured Obligations held by such Additional Secured Parties.

(d) For purposes of this Agreement, including without limitation, applying payments received in accordance with this Section 1.03, the Collateral Agent shall be entitled to conclusively rely, without incurring any liability therefor, upon each Representative of the Secured Parties on whose behalf such Representative acts in such capacity for a determination (and each Representative agrees to provide such determination to the Collateral Agent within five (5) Business Days of request therefor) of the outstanding Secured Obligations owed to the Secured Parties represented by such Representative. In no event shall the Collateral Agent have any obligation to determine, or have any liability with respect to, the amount of Secured Obligations that are outstanding and owing to any of the Secured Parties or whether any Secured Obligations are in fact outstanding under any Secured Debt Documents. Upon discharge in full of the Secured Obligations for which it represents, the Representative of such Secured Obligations shall provide written notice of such discharge to the Collateral Agent.

Section 1.04 Representations and Warranties. The Grantor represents and warrants as follows:

(a) Ownership of Property and No Other Liens. The Grantor is the sole, direct, legal and beneficial owner of the LLC Interests, and has good and marketable title to the LLC Interests, and the LLC Interests are not subject to any lien, claim, option or right of others (other than the lien created hereunder); and

(b) Perfected Security Interest. This Agreement is effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the LLC Interests.

Section 1.05 Release of Collateral.

(a) Each of the Representatives, on behalf of itself and the Holders of the series of Secured Obligations for which it represents, irrevocably authorizes the Collateral Agent to release any lien on the Collateral and/or to terminate this Agreement on their behalf and solely with respect to such series of Secured Obligations (i) solely with respect to such Holders, upon the satisfaction and discharge of the Secured Obligations held by such Holders (as confirmed in writing to the Collateral Agent by the applicable Representative on behalf of such Holders), (ii) upon the satisfaction and discharge of all Secured Obligations held by the Holders of all series of Secured Obligations (as confirmed in writing to the Collateral Agent by each Representative on behalf of the Holders of such series of Secured Obligations it represents), or (iii) solely with respect to such Holders, if consented to by such Holders pursuant to the terms of the applicable Secured Debt Documents (as confirmed in writing to the Collateral Agent by the applicable Representative on behalf of such Holders). For the avoidance of doubt, any termination of any lien on the collateral that secures, or partial termination of this Agreement with respect to, a series of Secured Obligations shall not amend, modify or prejudice the rights of any other series of Secured Obligations hereunder, and the rights of all other Holders of non-terminating Secured Obligations shall remain in effect.

(b) In no event shall the Collateral Agent be obligated to execute or deliver any document evidencing any termination, release or re-conveyance of Collateral without receipt of an Officer’s Certificate and an Opinion of Counsel, each stating that all covenants and conditions precedent provided for in this Agreement and the Secured Debt Documents governing or evidencing the Secured Obligations held by such Holders relating to such termination, release or re-conveyance have been complied with and that such termination, release or re-conveyance of the Collateral is authorized or permitted by the terms of such Secured Debt Documents and this Agreement.

Section 1.06 Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Agent (acting at the written direction of each Representative (acting at the direction of the requisite Holders on whose behalf such Representative acts in such capacity)) and the Grantor in accordance with the terms of the Secured Debt Documents.

Section 1.07 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 1.08 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 1.09 Collateral Agent Appointment, Rights and Protections.

(a) The Grantor and each Representative, on behalf of itself and the Secured Parties it represents, each agree and acknowledge that the Collateral Agent has been appointed as the Collateral Agent of the Secured Parties and is authorized to take such actions on their behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are delegated to the Collateral Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

(b) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement except for its own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) The Collateral Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Collateral Agent.

(d) In the absence of bad faith on its part, the Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Collateral Agent need not investigate any statement, warranty or representation or any fact or matter stated in any such document and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.

(e) The Collateral Agent shall not be liable for any error of judgment made in good faith unless it shall be proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(f) The Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Instructing Group relating to the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent, or exercising any power conferred upon the Collateral Agent, under this Agreement.

(g) The Collateral Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(h) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by or pursuant to this Agreement at the request or direction of the Instructing Group pursuant to this Agreement, unless it has received such security or indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(i) The Collateral Agent may execute any of its powers or perform any of its duties hereunder either directly or by or through agents or attorneys and the Collateral Agent shall not be responsible for any supervision of or misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(k) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent shall be subject to the provisions of this Section 1.09.

(l) The permissive rights of the Collateral Agent to do things enumerated in this Agreement shall not be construed as a duty.

(m) The Collateral Agent shall not be deemed to have notice or actual knowledge of any Event of Default under any Secured Debt Documents unless a Responsible Officer of the Collateral Agent shall have received written notice of such Event of Default from the Representative of such Secured Debt (a copy of which notice shall be delivered by such Representative to each other Representative) and such notice references this Agreement and the Secured Debt under which an Event of Default has occurred. The Collateral Agent shall be entitled to conclusively rely on such written notice (and shall incur no liability therefor) in determining whether an Event of Default has occurred thereunder.

(n) The Collateral Agent shall not be bound to make any investigation into (i) the performance or observance by the Issuer, the Grantor, any Representative or any other person of any of the covenants, agreements or other terms or conditions set forth in this Agreement, the Secured Debt Documents or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Agreement, any related document or any other agreement, instrument or document, or (iii) the satisfaction of any condition set forth in this Agreement or any related document.

(o) In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(p) The Collateral Agent may, from time to time, request that the Issuer, the Grantor and each Representative deliver a certificate (upon which the Collateral Agent may conclusively rely) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers; provided, however, that from time to time, any such party hereto may, by delivering to the Collateral Agent a revised certificate, change the information previously provided by it pursuant to this section, but the Collateral Agent shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

(q) The Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement or any other agreement or instrument or otherwise perfecting or monitoring or maintaining the perfection or priority of any security interest in the Collateral, (ii) the acquisition or maintenance of any insurance, (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, (iv) taking any necessary steps to preserve rights against any person with respect to any Collateral (v) taking any action to protect against any diminution in value of the Collateral, (vi) the existence, genuineness or value of any of the Collateral or (vii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein.

(r) To help fight the funding of terrorism and money laundering activities, the Collateral Agent may obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Agent. The Collateral Agent may ask for the name, address, tax identification number and other information that shall allow the Collateral Agent to identify the individual or entity who is establishing the relationship or opening the account. The Collateral Agent may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided. The Issuer, the Grantor and each Representative agree that they shall provide the Collateral Agent with such information as the Collateral Agent may reasonably request.

(s) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Collateral Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified above.

(t) In respect of this Agreement, the Collateral Agent shall have no duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission and the Collateral Agent shall not be liable for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

(u) Delivery of reports, information and documents to the Collateral Agent is for informational purposes only and the Collateral Agent’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Grantor’s compliance with any of its covenants hereunder (as to which the Collateral Agent is entitled to rely conclusively on Officers’ Certificates).

(v) The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other related document if such action (i) would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other related document, or (ii) is not provided for in this Agreement or any other related document. The Collateral Agent shall not be required to take any action under this Agreement or any related document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(w) In order to comply with applicable tax laws, rules and regulations (“Applicable Law”) related to this Agreement or any agreement supplemental hereto, the Issuer, the Grantor and each Representative each agrees: (i) to provide to the Collateral Agent sufficient information about such parties and/or transactions (including any modification to the terms of such transactions) so it can determine whether it has any tax related obligations under Applicable Law, and (ii) that the Collateral Agent shall be entitled to make any withholding or deduction from payments under this Agreement or any agreement supplemental hereto to the extent necessary to comply with Applicable Law for which it shall not have any liability. The Issuer and the Grantor agree on a joint and several basis to indemnify the Collateral Agent for, and to hold it harmless against, any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Agreement or the earlier resignation or removal of the Collateral Agent hereunder.

(x) The Issuer and the Grantor jointly and severally agree to (i) pay to the Collateral Agent from time to time reasonable compensation for all services rendered by the Collateral Agent hereunder to the extent provided in that fee letter agreement, dated May 3, 2018, between the Issuer and BNY Mellon, and (ii) reimburse the Collateral

Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or arising out of or in connection with the acceptance or administration of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may be attributable to the Collateral Agent’s gross negligence or willful misconduct (as conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review).

(y) The Collateral Agent shall not be deemed to have any notice or knowledge of any of the terms of the Secured Debt Documents and it shall have no obligation or liability with respect to the Issuer’s, the Grantor’s or any Secured Parties’ observance with the terms of any Secured Debt Documents, including without limitation, any obligation to confirm whether sufficient consents have been received or whether any conditions have been satisfied under any of the Secured Debt Documents.

(z) The Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or from the exercise of any power, discretion or authority vested in it hereunder unless and until the Collateral Agent shall have received a direction of the Instructing Group.

(aa) In the event of a material disagreement among any of the Representatives, or any of the Secured Parties to which such Representatives act on behalf of, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Collateral Agent, in good faith, is in reasonable doubt as to any action it should take hereunder, the Collateral Agent may, in its sole discretion, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Collateral Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Collateral Agent shall be entitled to continue to so refuse to act and refrain from acting until the Collateral Agent shall have received either (i) a written agreement executed by the Instructing Group, or (ii) a final non-appealable order, judgment or decree by a court of competent jurisdiction, in which case the Collateral Agent shall be authorized to act in accordance with such written agreement or final court order, judgment or decree without incurring liability therefor.

(bb) For the avoidance of doubt, if there are any conflicts between the rights, protections and responsibilities of the Collateral Agent under the terms of this Agreement and the rights, protections and responsibilities of the Collateral Agent under the terms of any of the Secured Debt Documents, the terms of this Agreement shall control.

Section 1.10 Resignation or Removal of Collateral Agent. The Collateral Agent may resign at any time hereunder by giving written notice thereof to the Grantor, the Issuer and each Representative. The Instructing Group may remove the Collateral Agent at any time hereunder by giving written notice of such removal to the Collateral Agent, the Issuer and the Grantor. The Instructing Group shall be entitled to appoint a successor Collateral Agent reasonably acceptable to the Grantor in the event of a resignation or removal. Upon the appointment hereunder of any successor Collateral Agent, such successor Collateral Agent so appointed shall execute, acknowledge and deliver to the Issuer, the Grantor, the Representatives and the retiring Collateral Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Collateral Agent shall become effective and such successor Collateral Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties hereunder of the retiring Collateral Agent. If the instrument of acceptance by a successor Collateral Agent shall not have been delivered within thirty (30) days after the giving of such notice of resignation or removal, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent with respect to such series at the joint and several cost of the Issuer and the Grantor. In no event shall any retiring Collateral Agent be liable for the compensation, acts or omissions of any successor Collateral Agent hereunder.

Section 1.11 Termination. The lien and security interest granted hereunder shall terminate and be released, in whole or in part, as provided in Section 1.05. Additionally, this Agreement shall terminate if the lien and security interest granted hereunder shall have been terminated and released in whole (and not in part) with respect to all Secured Obligations as provided in such Section. In connection with any termination or release pursuant to this Section 1.11, the Collateral Agent shall, subject to its receipt of any documents required to be delivered to it under Section 1.05 of this Agreement, execute and deliver to the Grantor or authorize the filing of, at the Grantor’s expense, all documents that the Grantor shall reasonably request and that are necessary to evidence such termination or release in form and substance reasonably satisfactory to the Collateral Agent. Any execution and delivery of documents pursuant to this Section 1.11 shall be without recourse to or warranty by the Collateral Agent.

Section 1.12 Successors and Assigns. All of the terms, covenants, warranties and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Grantor may not assign any of its indebtedness, liabilities or obligations hereunder. The parties hereto agree that (i) this Agreement is not intended to be a novation of the Original Pledge Agreement and (ii) in connection therewith, the Collateral Agent shall be deemed to have succeeded to the Trustee as the holder of the lien and security interest created under the Original Pledge Agreement. Any entity into which the Collateral Agent may be merged, or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become the Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 1.13 Notices. Any notice or request hereunder may be given to the Grantor or the Collateral Agent as follows:

(a) in the case of the Collateral Agent, if made, given, furnished or filed in writing to or with the Collateral Agent at the principal corporate trust office of the Collateral Agent at which at any particular time its corporate trust business shall be administered, which office at the date of original execution of this Agreement is located at 101 Barclay Street, Floor 7E, New York, New York 10286; and

(b) in the case of the Grantor, if in writing and mailed, first-class postage prepaid, to the Grantor addressed to the attention of its Chief Financial Officer, Chief Accounting Officer or Secretary, at Seaspan Investment I Ltd., Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China or at any other address previously furnished in writing to the Collateral Agent by the Grantor.

Section 1.14 Further Assurances. The Grantor agrees that at any time and from time to time, as may be necessary or upon the written request of the Collateral Agent (acting at the written direction of the Instructing Group), the Grantor will execute and deliver such further documents and do such further acts and things as may be necessary in order to effect the purposes of this Agreement and to protect and perfect the security interests granted hereunder. Not in limitation but in furtherance of the foregoing, the Grantor shall promptly file an amendment to the Uniform Commercial Code financing statement that was originally filed pursuant to the Original Pledge Agreement to change the secured party set forth therein from the Trustee to the Collateral Agent with the office of the Recorder of Deeds of the District of Columbia to continue the perfection of such security interests in the Collateral.

Section 1.15 Additional Secured Debt.

(a) If the Grantor incurs or guarantees any Additional Secured Debt, the Additional Representative of the holders of such Additional Secured Debt shall enter into an Accession Agreement, and thereafter the relationship between the Existing Secured Parties and the Additional Secured Parties will be governed by this Agreement.

(b) Each of the Existing Secured Parties and the Additional Secured Parties agree that:

(i) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on or security interest in the Collateral securing the Existing Secured Obligations and the Additional Secured Obligations, the liens and security interest securing all such Indebtedness shall be of equal priority; and

(ii) the Existing Secured Obligations and the Additional Secured Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted hereby and by the Secured Debt Documents.

(c) The Collateral Agent shall act or omit to act in relation to the Collateral in accordance with the instructions of the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt, if any, voting together as a single class (the “Instructing Group”), and prior to taking any action or omitting to take any action hereunder (both before and after an Event of Default) the Collateral Agent shall be entitled to request and rely upon the written direction of the Instructing Group. If the Collateral Agent shall not have received instructions in accordance with this Agreement from the Instructing Group, it shall be under no duty to take or refrain from taking such action and it shall incur no liability therefor. For purposes of determining whether the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt have provided an instruction, each Representative shall provide to the Collateral Agent the following information with respect to the Secured Debt for which it represents: (i) the aggregate principal amount of such outstanding Secured Debt, and (ii) the aggregate principal amount of such Secured Debt held by the Holders that provided such instruction. The Collateral Agent may conclusively rely on the information provided by each Representative pursuant to this Section 1.15(c) and shall incur no liability for acting in reliance thereon. In the event that a Representative does not provide any of the information required to be provided by it pursuant to this Section 1.15(c), then the Collateral Agent shall be entitled to refrain from taking any action with respect to such instruction and shall incur no liability for so refraining. For purposes of each Representative providing the information in (i) and (ii) in this Section 1.15(c), any Existing Notes or Additional Secured Debt held by the Issuer, the Grantor or any other Affiliate of the Issuer shall be deemed not to be outstanding; provided, however, that in providing such information, each Representative shall be entitled to assume that no Existing Notes and Additional Secured Debt are held by the Issuer, the Grantor or any other Affiliate of the Issuer unless it shall have received written notice from the Issuer or the Grantor thereof; provided further that in no event shall the Collateral Agent be responsible or liable for determining whether any Existing Notes or Additional Secured Debt is held by the Issuer, the Grantor or any other Affiliate of the Issuer.

(d) As between the Existing Holders and the Additional Holders, only the Instructing Group shall have the right to direct the Collateral Agent in conducting foreclosures and in taking other actions with respect to the Collateral or an Event of Default. The Instructing Group shall have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent shall not follow any instructions with respect to such Collateral from any other person. No authorized representative of any Secured Debt (other than the Instructing Group) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

(e) Notwithstanding anything to the contrary herein, (i) the only Indebtedness that may constitute Additional Secured Debt shall be (x) $250.0 million aggregate principal amount of 5.50% Senior Notes due 2026 to be issued by the Issuer pursuant to the Subscription Agreement, dated as of March 13, 2018, between the Issuer and the other parties thereto, (y) up to $400.0 million aggregate principal amount of term loans and (z) up to $150.0 million aggregate principal amount of revolving loans and letters of credit, in each case, and any Refinancing thereof and (ii) no Secured Debt may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time (each, a “Refinancing”) if after giving effect to any such Refinancing, such Indebtedness would have an aggregate principal amount greater than the sum of (x) the aggregate principal amount of the Secured Debt that is the subject of such Refinancing (or, if such Secured Debt is issued with original issue discount, the aggregate accreted value) as of the date of such proposed

Refinancing, (y) the amount of accrued but unpaid interest thereon and any premium (including any tender premium) required to be paid thereon (as reasonably determined by the issuer thereof) in connection with such Refinancing and (z) the amount of reasonable fees, expenses and defeasance costs relating to the Refinancing of such Secured Debt. Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent have any duty or obligation to confirm, or incur any liability with respect to, whether any (1) debt qualifies as Additional Secured Debt pursuant to this section, or (2) whether any increase, extension, renewal, replacement, restatement, supplement, restructuring, refunding or refinancing of any Secured Debt is permitted by this section.

Section 1.16 Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding pertaining hereto (including without limitation, any oral agreements).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEASPAN INVESTMENT I LTD.

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	Secretary

Signature Page to A&R Seaspan Investment Pledge and Collateral Agent Agreement

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	President and Chief Executive Officer

Signature Page to A&R Seaspan Investment Pledge and Collateral Agent Agreement

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Teresa Wyszomierski
Name:	Teresa Wyszomierski
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Trustee for Existing Holders

By:	/s/ Teresa Wyszomierski
Name:	Teresa Wyszomierski
Title:	Vice President

Signature Page to A&R Seaspan Investment Pledge and Collateral Agent Agreement

EXHIBIT A

[Form of]

ACCESSION AGREEMENT

ACCESSION AGREEMENT (this “Agreement”), dated as of [            ], 20[    ], is by and between [                ] (the “New Representative”) and SEASPAN INVESTMENT I LTD. (together with any successor, “Seaspan Investment”), as grantor, pledgor, assignor and debtor (the “Grantor”), and acknowledged by THE BANK OF NEW YORK MELLON (“BNY Mellon”), as collateral agent (in such capacity together with any successor thereto, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Pledge Agreement).

Reference is hereby made to that certain Amended and Restated Seaspan Investment Pledge and Collateral Agent Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Pledge Agreement”), dated as of May [•], 2018 (amending and restating that certain Seaspan Investment Pledge Agreement, dated as of March 26, 2018, made by and between Seaspan Investment, as grantor, pledgor, assignor and debtor, in favor of BNY Mellon, as Trustee (as defined in the Pledge Agreement) for the benefit of the Existing Holders (as defined the Pledge Agreement)), made by and among the Grantor, the Collateral Agent, Seaspan Corporation and each of the Representatives party thereto or that executed an Accession Agreement in connection therewith. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pledge Agreement.

WHEREAS, the New Representative and all of the holders of the Indebtedness (the “New Secured Debt”) and other obligations that are or may become outstanding under or governed by the New Secured Debt Document (as defined below) (the “New Secured Obligations”) and all other agreements, documents or instruments related thereto on whose behalf the New Representative acts as [agent/trustee/representative] desire for the New Secured Debt and such other obligations to constitute “Additional Secured Obligations”, “Additional Secured Debt”, “Secured Debt” as well as “Secured Obligations” and for the New Representative and all of the holders of the New Secured Debt to become “Additional Secured Parties” as well as “Secured Parties” and for the New Representative to become an “Additional Representative” and “Representative” and the New Secured Debt Document and any related documents thereto to become “Additional Secured Debt Documents” and “Secured Debt Documents,” in each case, under the Pledge Agreement as contemplated under Section 1.15 of the Pledge Agreement, and the New Representative hereby agrees on behalf of itself and such holders of the New Secured Debt as follows:

1. Effective Date. The effective date for this Agreement shall be [             ], 20[    ] (the “Effective Date”).

2. Authorized [Agent/Trustee/Representative]. The New Representative, as [agent/trustee/representative] under that certain [Loan Agreement/Indenture], dated as of [            ], 20[    ] (the “New Secured Debt Document”), among the Issuer, the Grantor, the other Guarantors[, any other parties] and the New Representative, hereby confirms that it is the [agent/trustee/representative] of all of the holders of the New Secured Debt and such other obligations and in such capacity is authorized to execute this Agreement on behalf of itself and all such holders.

3. Rights and Obligations under the Pledge Agreement. Upon the execution and delivery of this Agreement by the New Representative, from and after the Effective Date, (i) the New Secured Debt shall constitute “Additional Secured Debt” and “Secured Debt” to the extent provided in the definition thereof for purposes of the Pledge Agreement, (ii) the New Secured Debt and New Secured Obligations shall constitute “Additional Secured Obligations” and “Secured Obligations” to the extent provided in the definition thereof for purposes of the Pledge Agreement, (iii) the New Representative and all of the holders of the New Secured Debt shall become “Additional Secured Parties” as well as “Secured Parties” to the extent provided in the definition thereof for purposes of the Pledge Agreement, (iv) the New Representative shall become an “Additional Representative” and “Representative” to the extent provided in the definition thereof for purposes of the Pledge Agreement and shall be entitled to the

Exhibit A-1

rights and benefits of, and become subject to the obligations and duties under, the Pledge Agreement as an Additional Representative and Representative, (v) the New Secured Debt Document and any related documents thereto shall become “Additional Secured Debt Documents” and “Secured Debt Documents” to the extent provided in the definition thereof for purposes of the Pledge Agreement, and (vi) the New Representative on behalf of itself and the holders of such New Secured Obligations shall be entitled to the rights and benefits of and become subject to the obligations and duties under the Pledge Agreement as an Additional Secured Party and a Secured Party.

4. Lien Sharing and Priority Confirmation. The New Representative, on behalf of itself and each holder of such New Secured Obligations hereby agrees, for the enforceable benefit of all Existing Holders, all existing Additional Holders, if any, and all future Additional Holders and as a condition to being treated as Additional Secured Obligations and Secured Obligations under the Pledge Agreement that:

(a) all Existing Secured Obligations and Additional Secured Obligations (including the New Secured Obligations evidenced or governed by the New Secured Debt Document) will be and are secured equally and ratably by all liens and security interests at any time granted by the Grantor to secure any Existing Secured Obligations and Additional Secured Obligations on the Collateral for such Existing Obligations and Additional Secured Obligations, and that all such liens and security interests will be enforceable by the Collateral Agent for the benefit of all holders of Existing Secured Obligations and Additional Secured Obligations equally and ratably; and

(b) the New Representative and each holder of the New Secured Obligations evidenced or governed by the New Secured Debt Document are bound by the provisions of the Pledge Agreement, including the provisions relating to the ranking of liens and security interests and the order of application of proceeds from the enforcement of liens and security interests as set forth in the Pledge Agreement.

5. Appointment of Collateral Agent. The New Representative, by its execution and delivery hereof and each holder of the New Secured Debt Obligations evidenced or governed by the New Secured Debt Document, by its acceptance of the benefits of having such New Secured Obligations secured by the Collateral, consent and agree to the terms of the Pledge Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms, and authorize and appoint [BNY Mellon] as the Collateral Agent, and the New Representative and each holder of such New Secured Obligations direct the Collateral Agent to perform its obligations and exercise its rights thereunder in accordance therewith.

6. Representations and Warranties. The Grantor represents and warrants for the benefit of each of the parties hereto and the Secured Parties as of the Effective Date that the Indebtedness being provided under the New Secured Debt Document (i) is permitted to be incurred under the Secured Debt Documents and (ii) is permitted to constitute Additional Secured Debt pursuant to Section 1.15 of the Pledge Agreement.

7. Collateral Provisions. Not in limitation of the grant included in Section 1.02(a) of the Pledge Agreement, but in furtherance thereof, the Grantor hereby reaffirms for the benefit of the New Representative the grant of the lien and security interest set forth in Section 1.02(a) of the Pledge Agreement and grants a lien and security interest in all of its right, title and interest in all Collateral (as defined in the Pledge Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties (including, without limitation, the New Representative and each holder of the New Secured Debt) to secure the Secured Obligations (as defined in the Pledge Agreement), including, without limitation, the New Secured Obligations owing to the holders of the New Secured Debt.

8. Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit A-2

9. Notices. The address of the New Representative is:

[	]
[	]
[	]
Attn: [	]
Tel: [	]
Fax: [	]

or such other address previously provided by the New Representative in writing to the Grantor and the Collateral Agent pursuant to Section 1.13 of the Pledge Agreement.

10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[NEW REPRESENTATIVE], as New Representative

By:
Name:
Title:

SEASPAN INVESTMENT I LTD., as Grantor

By:
Name:
Title:

Signature page to Accession Agreement

Exhibit A-4

Acknowledged By:

[THE BANK OF NEW YORK MELLON], as Collateral Agent

By:
Name:
Title:

Signature page to Accession Agreement

Exhibit A-5